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                                                                   EXHIBIT 12.2

                        NORTHWEST AIRLINES CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                              STOCK REQUIREMENTS
                             (DOLLARS IN MILLIONS)

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

                                                                       Three months ended
                                                                             March 31
                                                                       -------------------
                                                                         1998       1997
                                                                        ------     ------
EARNINGS:

Income before income taxes                                              $115.0     $104.6

Less:  Income from less than 50% owned investees                           0.8        6.9
Add:
    Rent expense representative of interest  (1)                          47.4       46.9
    Interest expense net of capitalized interest                          53.0       56.0
    Interest of mandatorily redeemable preferred security holder           5.7        6.1
    Amortization of debt discount and expense                              2.3        1.3
    Amortization of interest capitalized                                   0.8        0.7
                                                                        ------     ------
    ADJUSTED EARNINGS                                                   $223.4     $208.7
                                                                        ------     ------
                                                                        ------     ------

FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:

Rent expense representative of interest  (1)                            $ 47.4     $ 46.9
Interest expense net of capitalized interest                              53.0       56.0
Interest of mandatorily redeemable preferred security holder               5.7        6.1
Preferred stock requirements                                               0.3        8.1

Amortization of debt discount and expense                                  2.3        1.3
Capitalized interest                                                       3.0        2.4
                                                                        ------     ------

    FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS                      $111.7     $120.8
                                                                        ------     ------
                                                                        ------     ------

RATIO OF EARNINGS TO FIXED CHARGES AND
    PREFERRED STOCK REQUIREMENTS                                          2.00       1.73
                                                                        ------     ------
                                                                        ------     ------
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(1) Calculated as one-third of rentals, which is considered representative of the interest factor.